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                                                                    EXHIBIT 99.1

For Information Contact
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at Greater Bay Bancorp:                At Financial Relations Board:
David L Kalkbrenner, President & CEO   Christina Carrabino (general information)
(650) 614-5767                         Stephanie Mishra (analyst contact)
Steven C. Smith, EVP, CAO & CFO        (415) 986-1591
(650) 813-8222

FOR IMMEDIATE RELEASE
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                         GREATER BAY BANCORP DECLARES
                  25% INCREASE IN FIRST QUARTER CASH DIVIDEND

PALO ALTO, CA, February 22, 2000-- Greater Bay Bancorp (Nasdaq: GBBK), a $2.85 billion in assets financial services holding company, has declared a fifteen cent ($0.15) per share cash dividend for the first quarter of 2000.

The cash dividend will be payable on April 14, 2000, to shareholders of record as of March 31, 2000. This dividend represents a 25% increase over the Company's previous quarterly dividend of twelve cents ($0.12) per share.

"We are very pleased to announce an increased cash dividend for the first quarter of 2000," said David L. Kalkbrenner, president and chief executive officer of Greater Bay Bancorp. "The Company's continuing strong earnings performance and capital ratios allow us to reward our shareholders for their continued support and confidence."

Greater Bay Bancorp through its seven subsidiary banks, Bay Area Bank, Bay Bank of Commerce, Cupertino National Bank, Golden Gate Bank, Mt. Diablo National Bank, Mid-Peninsula Bank and Peninsula Bank of Commerce, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, and the Contra Costa Tri Valley Region, with offices located in Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, and Walnut Creek.

Safe Harbor
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This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including the Annual Report on Form 10-K for the year ended December 31, 1999, and particularly the discussion of risk factors within such documents.


For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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